EXHIBIT 99.B

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of December 30, 2005 by and between First Community Bancorp, a California corporation (“Acquiror”), and the signatory hereto (the “Shareholder”).  Capitalized terms used and not defined herein have the same meaning as in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and between Acquiror and Foothill Independent Bancorp, a Delaware corporation (the “Company”).

WHEREAS, pursuant to the Merger Agreement, the Company will be merged with and into Acquiror (the “Merger”), with the result that Acquiror shall be the surviving corporation in the Merger, and the Company Bank will be merged with and into one of the Acquiror Banks, and each share of Company Common Stock will be converted into that number of shares of Acquiror Common Stock equal to the Exchange Ratio; and

WHEREAS, as a condition to entering into the Merger Agreement, Acquiror has required that the Shareholder, solely in the Shareholder’s capacity as a holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Acquiror as follows:

(a)           Authority; Binding Obligation.  The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder.  This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms.

(b)           Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Company Common Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Shareholder.  With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c)           No Conflicts.  Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.

2.             Voting Agreement and Agreement Not to Transfer.

(a)           The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the adoption of the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Acquiror, against the following actions (other than the Merger):  (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Acquiror of the Merger and the transactions contemplated by the Merger Agreement.  The Shareholder shall not enter into any agreement, arrangement or understanding with any Person prior to the Termination Date (as defined below) to vote or give instructions, whether before or after the Termination Date, in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b)           The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Acquiror, other than Shares sold or surrendered to pay the exercise price of any Company Options or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares.  Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.

3.             Cooperation.  The Shareholder agrees that he or she will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal (as defined in the Merger Agreement) from any Person.

4.             Shareholder Capacity.  The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that (i) is permitted under the terms of the Merger Agreement, or (ii) may be required of the Shareholder under applicable law.

5.             Termination.  The obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger, except that if the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that if, in the event of such termination, the Company is required to pay Acquiror the Company Termination Fee pursuant to Section 11.2(b)(i) or 11.2(b)(ii) of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of 2(a) shall survive until the Termination Fee is paid to Acquiror.  The “Termination Date” for any particular provision hereunder shall be the date of termination of the Shareholder’s obligations under such provision.

6.             Specific Performance.  The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Acquiror shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.

7.             Miscellaneous.

(a)           Definitional Matters.

(i)            Unless the context otherwise requires, “Person” shall mean an individual, bank, corporation (including not-for-profit), joint stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization or other entity of any kind or nature.

(ii)           For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(iii)          All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iv)          The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)           Entire Agreement.  This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c)           Parties in Interest.  This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d)           Assignment.  This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Acquiror may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Acquiror or any of its subsidiaries or any entity with or into which Acquiror or any of its subsidiaries may be consolidated or merged.

(e)           Modifications; Waivers.  This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f)            Severability.  Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction.  If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)           Governing Law.  This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

(h)           Jurisdiction and Venue.  Any legal action or proceeding with respect to this Shareholder Agreement shall be brought solely in the courts of the Court of Chancery of Delaware and the Federal Courts of the United States of America located in the State of Delaware and, by execution and delivery of this Agreement, each of the Shareholder and Acquiror hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have.  Each of the Shareholder and Acquiror irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 7(l) below, such service to become effective thirty (30) days after such delivery.

(i)            Waiver of Trial by Jury.  Each party acknowledges and agrees that any controversy which may arise under this Shareholder Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Shareholder Agreement, or the transactions contemplated by this Shareholder Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Shareholder Agreement by, among other things, the mutual waivers and certifications in this Section 7(i).

(j)            Attorney’s Fees.  The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(k)           Counterparts.  This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(l)            Notices.  All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 7(l).

If to Acquiror, to:

First Community Bancorp

120 Wilshire Boulevard

Santa Monica, California 90401

Telephone: (310) 458-1531

Facsimile:  (310) 451-4555

Attention: Jared Wolff, General Counsel

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, CA 90067

Telephone: (310) 716-6600

Facsimile:  (310) 712-8800

Attention: Patrick S. Brown

If to the Shareholder, to the address noted on the signature page hereto.

(m)          Advice of Counsel.  SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SHAREHOLDER HAS HAD THE OPPOERTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

FIRST COMMUNITY BANCORP

By:
	Name:	Matthew P. Wagner
	Title:	President and Chief Executive
Officer

SHAREHOLDER:

Name:
Number of Shares:
Number of Stock Options:

Address for Notices:

SHAREHOLDER’S SPOUSE:

Name: